FACTORING AND SECURITY AGREEMENT

     THIS FACTORING AND SECURITY AGREEMENT is made as of January 26, 2001, by and between GENROCO, INC., a Wisconsin corporation ("Seller") and GREENFIELD COMMERCIAL CREDIT, L.L.C. ("Purchaser").

       1. DEFINITIONS. The following terms used herein shall have the following meaning. All capitalized terms not herein defined shall have the meaning set forth in the Uniform Commercial Code:

     "AVOIDANCE CLAIM" - any claim that any payment received by Purchaser from or for the account of an Account Debtor is avoidable under the Bankruptcy Code or any other debtor relief statute.

     "CLEARANCE DAYS" - (i) three (3) business days for checks drawn on banks located within the state in which Purchaser has its principal place of business, and for all electronic funds transfers, and (ii) seven (7) business days for all other payments.

     "CLOSED" - a Purchased Account is closed upon the first to occur of (i) receipt of full payment by Purchaser or (ii) the unpaid Face Amount has been charged to the Reserve Account by Purchaser pursuant to the terms hereof.

     "COLLATERAL" - any collateral now or hereafter described in any form UCC-1 filed against Seller naming Purchaser as the secured party, and all of Seller's right, title and interest in and to the following property, now owned and hereafter acquired:

          All Accounts (including Accounts purchased by Purchaser hereunder and repurchased by Seller);

          All general intangibles, including, but not limited to, tax refunds, registered and unregistered patents, trademarks, service marks, copyrights, trade names, trade secrets, customer lists, licenses, documents, instruments, deposit accounts, certificates of deposit, and all rights of Seller as a seller of goods, including rights of reclamation, replevin and stoppage in transit;

          All proceeds of the foregoing, including, but not limited to, all insurance proceeds, all claims against third parties for loss or destruction of or damage to any of the foregoing, and all income from the lease or rental of any of the foregoing; and

          All books and records relating to all of the foregoing property and interests in property, including, without limitation, all computer programs, printed output and computer readable data in the possession or control of the Seller, any computer service bureau or other third party.

     "DISCOUNT FEE" - the Discount Fee Percent multiplied by the original Face Amount of each Purchased Account.

     "DISCOUNT FEE PERCENT" - 1.0% for each ten (10) days or portion thereof for the first (1st) ninety (90) days after the Purchase Date.

     "ELIGIBLE ACCOUNT" - an Account which is acceptable for purchase as determined by Purchaser in the exercise of its reasonable sole credit or business judgment, including foreign Accounts if insured by credit insurance which is satisfactory in all respects to Purchaser.

     "EVENTS OF DEFAULT" - See Section 13.

     "FACE AMOUNT" - the face amount due on an Account at the time of Purchase.

     "INSOLVENCY EVENT" - the filing of a petition under any state or federal debtor relief or liquidation statute by or against an Account Debtor, within the Insolvency Period.

     "INSOLVENCY PERIOD" - ninety-one (91) days from the Purchase Date.

     "LATE CHARGE" -  2.0% for each ten (10) days or portion thereof.

     "LATE PAYMENT DATE" - the date which is ninety (90) days from the date on which a Purchased Account was Purchased.

     "MAXIMUM AMOUNT" - $500,000.00.

     "MISDIRECTED PAYMENT FEE" - fifteen percent (15%) of the amount of any payment on account of a Purchased Account which has been received by Seller and not delivered in kind to Purchaser within two (2) business days following the date of receipt by Seller.

     "NOTATION" - "This account has been assigned and is payable directly to GREENFIELD COMMERCIAL CREDIT, located at 1301 W. Long Lake Road, Suite 190, Troy MI 48098, to whom notice of any claim or dispute must be advised, either in writing or by telephone (248-267-6777)."

     "OBLIGATIONS" - all present and future obligations owing by Seller to Purchaser whether or not for the payment of money, whether or not evidenced by any note or other instrument, whether direct or indirect, absolute or contingent, due or to become due, joint or several, primary or secondary, liquidated or unliquidated, secured or unsecured, original or renewed or extended, whether arising before, during or after the commencement of any Bankruptcy Case in which Seller is a Debtor, including but not limited to any obligations arising pursuant to letters of credit or acceptance transactions or any other financial accommodations.

     "PARTIES" - Seller and Purchaser.

     "PURCHASE DATE" - the date on which Seller has been advised in writing that Purchaser has agreed to purchase an Account.

     "PURCHASE DISCOUNT" - the Reserve Percentage multiplied by the original face amount of each Purchased Account.

     "PURCHASE PRICE" - the Face Amount less the Purchase Discount.

     "PURCHASED ACCOUNTS" - Accounts purchased hereunder which have not been Repurchased.

     "REPURCHASED" - an Account has been repurchased when Seller has paid to Purchaser the then unpaid Face Amount upon demand by Purchaser under the terms hereof.

     "REQUIRED RESERVE AMOUNT" - the Reserve Percentage multiplied by the unpaid balance of Purchased Accounts.

     "RESERVE ACCOUNT" - a bookkeeping account on the books of the Purchaser representing an unpaid portion of the Purchase Price, maintained by Purchaser to ensure Seller's performance with the provisions hereof.

     "RESERVE PERCENTAGE" - 20% for the first (1st) purchase of Accounts and 30% for each subsequent purchase of Accounts, except that Purchaser may in its sole discretion effective upon written notice to Seller reduce the Reserve Percentage below 30% to not less than 20% for any such subsequent purchase.

     "RESERVE SHORTFALL" - the amount by which the Reserve Account is less than the Required Reserve Amount.

     "SCHEDULE OF ACCOUNTS" - a form supplied by Purchaser from time to time wherein Seller lists such of its Accounts as it requests that Purchaser purchase under the terms of this Agreement.

     "SCHEDULED TERMINATION DATE" - the date which is six (6) months from the date hereof.

     "SELLER'S ACCOUNT" - any demand deposit account maintained by Seller, or represented by an employee of Seller to be maintained by Seller.

      2.  SALE; PURCHASE PRICE; BILLING; RESERVE.

          2.1  ASSIGNMENT AND SALE.

               2.1.1 Seller shall offer to sell to Purchaser as absolute owner, all of Seller's Accounts by listing them from time to time on Schedules of Accounts, sent by Seller to Purchaser. Upon purchase, Purchaser will assume the risk of non-payment on Purchased Accounts, so long as the cause of non-payment is solely due to the occurrence of an Insolvency Event. If the Insolvency Event occurs subsequent to the repurchase of any Account by Seller as required hereunder, Purchaser's assumption of such credit risk is conditioned on Seller so advising Purchaser in writing within sixty (60) days after the occurrence of such Insolvency Event, whereupon Purchaser shall repurchase such Account for the then unpaid Face Amount.

               2.1.2 Each Schedule of Accounts shall be accompanied by such documentation supporting and evidencing the Account as Purchaser shall from time to time request.

               2.1.3 Purchaser shall purchase from Seller such Accounts as Purchaser determines to be an Eligible Account, so long as the total outstanding Purchase Price of Purchased Accounts does not exceed, before and after such purchase, the Maximum Amount.

               2.1.4 Purchaser shall pay the Purchase Price, less any amounts due to Purchaser from Seller, including, without limitation, any amounts due under Section 2.3 hereof, of any Purchased Account, to Seller's Account within two (2) business days of the Purchase Date, whereupon the Accounts shall be deemed purchased hereunder.

               2.1.5 Purchaser shall pay to Seller any unpaid balance of the Purchase Price of any Purchased Account which has been the subject of an Insolvency Event within ninety days of the date on which Purchaser acquires knowledge thereof.

          2.2 BILLING. Purchaser may send a monthly statement to all Account Debtors itemizing their account activity during the preceding billing period. All Account Debtors will be instructed to make payments to Purchaser.

          2.3  RESERVE ACCOUNT.

               2.3.1 Purchaser shall establish the Reserve Account upon the date hereof and charge the Reserve Account for the Purchase Price of each Purchased Account.

               2.3.2 Purchaser shall charge the Reserve Account for the Discount Fee for each Purchased Account until such Purchased Account is collected or Repurchased.

               2.3.3 Purchaser shall credit the Reserve Account for each payment received by Purchaser on each Purchased Account.

               2.3.4 Purchaser may apply a portion of any Purchase Price to the Reserve Account in the amount of the Reserve Shortfall.

               2.3.5 Seller shall pay to Purchaser on demand the amount of any Reserve Shortfall.

               2.3.6 Purchaser shall pay to Seller, upon Seller's request, any amount by which collected funds in the Reserve Account are greater than the Required Reserve Amount; provided, that Seller shall be entitled to make such
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demand not more than twice in any one (1) month.

               2.3.7 Purchaser may charge the Reserve Account with any Obligation, including any amounts due from Seller to Purchaser hereunder.

               2.3.8 Purchaser may pay any amounts due Seller hereunder by a credit to the Reserve Account.

               2.3.9 Upon termination of this Agreement, Purchaser may retain the Reserve Account for ninety (90) days after collection or repurchase by Seller of all Purchased Accounts to be applied to payment of any Obligations which were unknown to Purchaser at the time of termination.

     3. AUTHORIZATION FOR PURCHASES. Subject to the terms and conditions of this Agreement, Purchaser is authorized to purchase Accounts upon telephonic, facsimile or other instructions received from [NEED NAMES OF AUTHORIZED PERSONS FROM GENROCO] or any officer, employee or representative of Seller who has been identified in writing by Seller to Purchaser as an authorized representative.

     4.   FEES AND EXPENSES.  Seller shall pay to Purchaser:

          4.1 MISDIRECTED PAYMENT FEE. Any Misdirected Payment Fee immediately upon its accrual.

          4.2  LATE CHARGE.  Immediately upon accrual, the Late Charge on:

               4.2.1 All past due amounts due from Seller to Purchaser hereunder; and

               4.2.2     The amount of any Reserve Shortfall.

          4.3 OUT-OF-POCKET EXPENSES. Immediately upon incurrence, the out-of-pocket expenses directly incurred by Purchaser in the administration of this Agreement such as wire transfer fees, postage and audit fees. Seller shall not be required to pay for more than four audits per twelve month period.

     5.   REPURCHASE OF ACCOUNTS.

          5.1 Purchaser may require that Seller repurchase, by payment of the unpaid Face Amount thereof, together with any unpaid fees relating to the Purchased Account on demand, or, at Purchaser's option, by Purchaser's charge to the Reserve Account:

               5.1.1   Notwithstanding the occurrence of an Insolvency Event:

                       5.1.1.1 Any Purchased Account, the payment of which has been disputed by the Account Debtor obligated thereon, Purchaser being under no obligation to determine the bona fides of such dispute;

                       5.1.1.2 All Purchased Accounts upon the occurrence of an Event of Default, or upon the termination date of this Agreement; and

               5.1.2 If an Insolvency Event has not occurred on or prior to the Late Payment Date, any Purchased Account which remains unpaid beyond the Late Payment Date.

     6.   SECURITY INTEREST.

          6.1 As collateral securing the Obligations, Seller grants to Purchaser a continuing first priority security interest in and to the Collateral.

          6.2 Notwithstanding the creation of the above security interest, the relationship of the parties shall be that of Purchaser and Seller of accounts, and not that of lender and borrower.

     7. CLEARANCE DAYS. For all purposes under this Agreement, Clearance Days will be added to the date on which any payment is received by Purchaser.

     8.   AUTHORIZATION TO PURCHASER.

          8.1 Seller hereby irrevocably authorizes Purchaser at Seller's expense, to exercise at any time any of the following powers until all of the Obligations have been paid in full: (a) receive, take, endorse, assign, deliver, accept and deposit, in the name of Purchaser or Seller, any and all cash, checks, commercial paper, drafts, remittances and other instruments and documents relating to the Collateral or the proceeds thereof, (b) take or bring, in the name of Purchaser or Seller, all steps, actions, suits or proceedings deemed by Purchaser necessary or desirable to effect collection of or other realization upon the accounts and other Collateral, (c) after an Event of Default, change the address for delivery of mail to Seller and to receive and open mail addressed to Seller, (d) after an Event of Default, extend the time of payment of, compromise or settle for cash, credit, return of merchandise, and upon any terms or conditions, any and all accounts or other Collateral which includes a monetary obligation and discharge or release any account debtor or other obligor (including filing of any public record releasing any lien granted to Seller by such account debtor), without affecting any of the Obligations,
(e) execute in the name of Seller and file against Seller in favor of Purchaser financing statements or amendments with respect to the Collateral, (f) pay any sums necessary to discharge any lien or encumbrance which is senior to Purchaser's security interest in the Collateral, which sums shall be included as Obligations hereunder, and in connection with which sums the Late Charge shall accrue and shall be due and payable, (g) file in the name of Seller or Purchaser or both, (1) mechanics lien or related notices or (2) claims under any payment bond, in connection with goods or services sold by Seller in connection with the improvement of realty, and (h) notify any Account Debtor obligated with respect to any Account, that the underlying Account has been assigned to Purchaser by Seller and that payment thereof is to be made to the order of and directly and solely to Purchaser

          8.2 Seller hereby releases and exculpates Purchaser, its officers, employees and designees, from any liability arising from any acts under this Agreement or in furtherance thereof whether of omission or commission, and whether based upon any error of judgment or mistake of law or fact, except for willful misconduct or gross negligence. In no event will Purchaser have any liability to Seller for lost profits or other special or consequential damages. Without limiting the generality of the foregoing, Seller releases Purchaser from any claims which Seller may now or hereafter have arising out of Purchaser's endorsement and deposit of checks issued by Seller's customers stating that they were in full payment of an account, but issued for less than the full amount which may have been owed on the account.

          8.3 Seller authorizes Purchaser to accept, indorse and deposit on behalf of Seller any checks tendered by an account debtor "in full payment" of its obligation to Seller. Seller shall not assert against Purchaser any claim arising therefrom, irrespective of whether such action by Purchaser effects an accord and satisfaction of Seller's claims, under Section3-311 of the Uniform Commercial Code, or otherwise.

          8.4 ACH Authorization. In order to satisfy any of the Obligations, Purchaser is hereby authorized by Seller to initiate electronic debit or credit entries through the ACH system to Seller's Account or any other deposit account maintained by Seller wherever located. Seller may only terminate this authorization by giving Purchaser thirty (30) days prior written notice of termination.

      9.  COVENANTS BY SELLER.

          9.1 After written notice by Purchaser to Seller, and automatically, without notice, after an Event of Default, Seller shall not, without the prior written consent of Purchaser in each instance, (a) grant any extension of time for payment of any of the accounts or any other Collateral which includes a monetary obligation, (b) compromise or settle any of the accounts or any such other Collateral for less than the full amount thereof, (c) release in whole or in part any account debtor or other person liable for the payment of any of the accounts or any such other Collateral, or (d) grant any credits, discounts, allowances, deductions, return authorizations or the like with respect to any of the accounts or any such other Collateral.

          9.2 From time to time as requested by Purchaser, at the sole expense of Seller, Purchaser or its designee shall have access, during reasonable business hours if prior to an Event of Default and at any time if on or after an Event of Default, to all premises where Collateral is located for the purposes of inspecting (and removing, if after the occurrence of an Event of Default) any of the Collateral, including Seller's books and records, and Seller shall permit Purchaser or its designee to make copies of such books and records or extracts therefrom as Purchaser may request. Without expense to Purchaser, after an Event of Default, Purchaser may use any of Seller's personnel, equipment, including computer equipment, programs, printed output and computer readable media, supplies and premises for the collection of accounts and realization on other Collateral as Purchaser, in its sole discretion, deems appropriate.
Seller hereby irrevocably authorizes all accountants and third parties to disclose and deliver to Purchaser at Seller's expense all financial information, books and records, work papers, management reports and other information in their possession relating to Seller.

          9.3 Before sending any invoice evidencing an Account to an Account Debtor, Seller shall mark same with the Notation, or such other notation as Purchaser shall have advised Seller in writing.

          9.4 Seller shall pay when due all payroll and other taxes, and shall provide proof thereof to Purchaser in such form as Purchaser shall reasonably require.

          9.5 Seller shall not create, incur, assume or permit to exist any lien upon or with respect to any Collateral now owned or hereafter acquired by Seller.

          9.6 Seller shall maintain insurance on all insurable property owned or leased by Seller in the manner, to the extent and against at least such risks (in any event, including but not limited to fire and business interruption insurance) as usually maintained by owners of similar businesses and properties in similar geographic areas. All such insurance shall be in amounts and form and with insurance companies acceptable to Purchaser in its sole discretion. Seller shall furnish to Purchaser: (a) upon written request, any and all information concerning such insurance carried; (b) as requested by Purchaser, lender loss payable endorsements (or their equivalent) in favor of Purchaser. All policies of insurance shall provide for not less than thirty (30) days prior written cancellation notice to Purchaser.

          9.7 Notwithstanding that Seller has agreed to pay the Misdirected Payment Fee pursuant to Section 4.1 hereof, Seller shall deliver in kind to Purchaser on the next banking day following the date of receipt by Seller of the amount of any payment on account of a Purchased Account.

          9.8 Seller shall indemnify Purchaser from any loss arising out of the assertion of any Avoidance Claim. Seller shall notify Purchaser within two business days of it becoming aware of the assertion of an Avoidance Claim.

     10. ACCOUNT DISPUTES. Seller shall notify Purchaser promptly of and, if requested by Purchaser, will settle all disputes concerning any Purchased Account, at Seller's sole cost and expense. However, Seller shall not, without Purchaser's prior written consent, compromise or adjust any Purchased Account or grant any additional discounts, allowances or credits thereon. Purchaser may, but is not required to, attempt to settle, compromise, or litigate (collectively, "Resolve") the dispute upon such terms as Purchaser in its sole discretion deem advisable, for Seller's account and risk and at Seller's sole expense. Upon the occurrence of an Event of Default Purchaser may Resolve such issues with respect to any Account of Seller.

     11. PERFECTION OF SECURITY INTEREST. Seller shall execute and deliver to Purchaser such documents and instruments, including, without limitation, Uniform Commercial Code financing statements, as Purchaser may request from time to time in order to evidence and perfect its security interest in any collateral securing the Obligations.

     12.  REPRESENTATION AND WARRANTY.   Seller represents and warrants that:

          12.1 it is fully authorized to enter into this Agreement and to perform hereunder;

          12.2 this Agreement constitutes its legal, valid and binding obligation; and

          12.3 Seller is solvent and in good standing in the State of its organization.

     13.  DEFAULT.

          13.1 EVENTS OF DEFAULT. The following events will constitute an Event of Default hereunder: (a) Seller defaults in the payment of any Obligations or in the performance of provision hereof or of any other agreement now or hereafter entered into with Purchaser, or any warranty or representation contained herein proves to be false in any material respect, (b) Seller or any guarantor of the Obligations becomes subject to any debtor-relief proceedings,
(c) any such guarantor fails to perform or observe any of such Guarantor's obligations to Purchaser or shall notify Purchaser of its intention to rescind, modify, terminate or revoke any guaranty of the Obligations, or any such guaranty shall cease to be in full force and effect for any reason whatever,
(d) Purchaser for any reason, in good faith, deems itself insecure with respect to the prospect of repayment or performance of the Obligations.

          13.2 WAIVER OF NOTICE. SELLER WAIVES ANY REQUIREMENT THAT PURCHASER INFORM SELLER BY AFFIRMATIVE ACT OR OTHERWISE OF ANY ACCELERATION OF SELLER'S OBLIGATIONS HEREUNDER. FURTHER, PURCHASER'S FAILURE TO CHARGE OR ACCRUE INTEREST OR FEES AT ANY "DEFAULT" OR "PAST DUE" RATE SHALL NOT BE DEEMED A WAIVER BY PURCHASER OF ITS CLAIM THERETO

          13.3 EFFECT OF DEFAULT.

               13.3.1 Upon the occurrence of any Event of Default, in addition to any rights Purchaser has under this Agreement or applicable law, Purchaser may immediately terminate this Agreement, at which time all Obligations shall become immediately become due and payable without notice.

               13.3.2 The Late Charge shall accrue and be payable on demand on any Obligation not paid when due.

     14. ACCOUNT STATED. Purchaser shall render to Seller a statement setting forth the transactions arising hereunder. Each statement shall be considered correct and binding upon Seller as an account stated, except to the extent that Purchaser receives, within sixty (60) days after the mailing of such statement, written notice from Seller of any specific exceptions by Seller to that statement, and then it shall be binding against Seller as to any items to which it has not objected.

     15. WAIVER. No failure to exercise and no delay in exercising any right, power, or remedy hereunder shall impair any right, power, or remedy which Purchaser may have, nor shall any such delay be construed to be a waiver of any of such rights, powers, or remedies, or any acquiescence in any breach or default hereunder; nor shall any waiver by Purchaser of any breach or default by Seller hereunder be deemed a waiver of any default or breach subsequently occurring. All rights and remedies granted to Purchaser hereunder shall remain in full force and effect notwithstanding any single or partial exercise of, or any discontinuance of action begun to enforce, any such right or remedy. The rights and remedies specified herein are cumulative and not exclusive of each other or of any rights or remedies which Purchaser would otherwise have. Any waiver, permit, consent or approval by Purchaser of any breach or default hereunder must be in writing and shall be effective only to the extent set forth in such writing and only as to that specific instance.

     16. EFFECTIVE DATE; TERMINATION. This Agreement will be effective when accepted by Purchaser and will continue in full force and effect until the Scheduled Termination Date. Seller or Purchaser may terminate this Agreement prior to the Scheduled Termination Date at any time upon ten (10) days notice. Upon termination by Seller prior to the Scheduled Termination Date, Seller shall pay the Obligations to Purchaser.

     17. AMENDMENT. Neither this Agreement nor any provisions hereof may be changed, waived, discharged or terminated, nor may any consent to the departure from the terms hereof be given, orally (even if supported by new consideration), but only by an instrument in writing signed by all parties to this Agreement. Any waiver or consent so given shall be effective only in the specific instance and for the specific purpose for which given.

     18. NO LIEN TERMINATION WITHOUT RELEASE. In recognition of the Purchaser's right to have its attorneys' fees and other expenses incurred in connection with this Agreement secured by the Collateral, notwithstanding payment in full of all Obligations by Seller, Purchaser shall not be required to record any terminations or satisfactions of any of Purchaser's liens on the Collateral unless and until Seller has executed and delivered to Purchaser a general release in a form reasonably satisfactory to Purchaser. SELLER UNDERSTANDS THAT THIS PROVISION CONSTITUTES A WAIVER OF ITS RIGHTS UNDER SECTION9-404 OF THE UCC.

     19. CONFLICT. Unless otherwise expressly stated in any other agreement between Purchaser and Seller, if a conflict exists between the provisions of this Agreement and the provisions of such other agreement, the provisions of this Agreement shall control.

     20. SURVIVAL. All representations, warranties and agreements herein contained shall be effective so long as any portion of this Agreement remains executory.

     21. SEVERABILITY. In the event any one or more of the provisions contained in this Agreement is held to be invalid, illegal or unenforceable in any respect, then such provision shall be ineffective only to the extent of such prohibition or invalidity, and the validity, legality, and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

     22. ENFORCEMENT. This Agreement and all agreements relating to the subject matter hereof are the product of negotiation and preparation by and among each party and its respective attorneys, and shall be construed accordingly.

     23. RELATIONSHIP OF PARTIES. The relationship of the parties hereto shall be that of Seller and Purchaser of accounts, and neither party is or shall be deemed a fiduciary of or to the other.

     24.  ATTORNEYS FEES.  Seller agrees to reimburse Purchaser on demand for:

          24.1 The actual amount of all costs and expenses, including attorneys' fees, which Purchaser has incurred or may incur in:

               24.1.1 Negotiating, preparing, or administering this Agreement and any documents prepared in connection herewith, all of which shall be paid contemporaneously with the execution hereof;

               24.1.2    Any way arising out of this Agreement;

               24.1.3 Protecting, preserving or enforcing any lien, security interest or other right granted by Seller to Purchaser or arising under applicable law, whether or not suit is brought, including but not limited to the defense of any Avoidance Claims;

          24.2 The actual costs, including photocopying (which, if performed by Purchaser's employees, shall be at the rate of $.10/page), travel, and attorneys' fees and expenses incurred in complying with any subpoena or other legal process attendant to any litigation in which Seller is a party;

          24.3 The actual amount of all costs and expenses, including attorneys' fees, which Purchaser may incur in enforcing this Agreement and any documents prepared in connection herewith, or in connection with any federal or state insolvency proceeding commenced by or against Seller, including those (i) arising out the automatic stay, (ii) seeking dismissal or conversion of the bankruptcy proceeding or (ii) opposing confirmation of Seller's plan thereunder. Any such costs and expenses incurred subsequent to the execution hereof shall become part of the Obligations when incurred and may be added to the outstanding principal amount due hereunder.

     25. ENTIRE AGREEMENT. This Agreement supersedes all prior or contemporaneous agreements and understandings between said parties, verbal or written, express or implied, relating to the subject matter hereof. No promises of any kind have been made by Purchaser or any third party to induce Seller to execute this Agreement. No course of dealing, course of performance or trade usage, and no parole evidence of any nature, shall be used to supplement or modify any terms of this Agreement.

     26. CHOICE OF LAW. This Agreement and all transactions contemplated hereunder and/or evidenced hereby shall be governed by, construed under, and enforced in accordance with the internal laws of the State of Michigan.

     27. JURY TRIAL WAIVER. IN RECOGNITION OF THE HIGHER COSTS AND DELAY WHICH MAY RESULT FROM A JURY TRIAL, THE PARTIES HERETO WAIVE ANY RIGHT TO TRIAL BY
JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING HEREUNDER, OR
(B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY FURTHER WAIVES ANY RIGHT TO CONSOLIDATE ANY SUCH
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ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A
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JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED; AND EACH PARTY HEREBY AGREES AND
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CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED
BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

     28. VENUE: JURISDICTION. The parties agree that any suit, action or proceeding arising out of the subject matter hereof, or the interpretation, performance or breach of this Agreement, shall, if Purchaser so elects, be instituted in the United States District Court for the Eastern District of Michigan or any court of the State of Michigan located in Oakland County (the "Acceptable Forums"), each party agrees that the Acceptable Forums are convenient to it, and each party irrevocably submits to the jurisdiction of the Acceptable Forums, irrevocably agrees to be bound by any judgment rendered
                   -------------------------------------------------------
thereby in connection with this Agreement, and waives any and all objections to
-----------------------------------------
jurisdiction or venue that it may have under the laws of the State of Michigan or otherwise in those courts in any such suit, action or proceeding. Should such proceeding be initiated in any other forum, Seller waives any right to oppose any motion or application made by Purchaser as a consequence of such proceeding having been commenced in a forum other than an Acceptable Forum.

     29.  NOTICE.

          29.1 All notices required to be given to any party other than Purchaser shall be deemed given upon the first to occur of (i) two (2) business days' deposit thereof in a receptacle under the control of the United States Postal Service, (ii) transmittal by electronic means to a receiver under the control of such party; or (iii) actual receipt by such party or an employee or agent of such party.

          29.2 All notices required to be given to Purchaser hereunder shall be deemed given upon actual receipt by a responsible officer of Purchaser.

          29.3 For the purposes hereof, notices hereunder shall be sent to the following addresses, or to such other addresses as each such party may in writing hereafter indicate:

SELLER

ADDRESS:            255 Info Highway
                    Slinger, WI  53086

OFFICER:            BRAD POWERS

FAX NUMBER:         262-644-6667

PURCHASER

ADDRESS:            1301 W. Long Lake Road, Suite 190
                    Troy, MI 48098

OFFICER:            Steven D. Tomasello

FAX NUMBER:         248-267-6780

     30. COUNTERPARTS. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if all signatures were upon the same instrument. Delivery of an executed counterpart of the signature page to this Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Agreement, and any party delivering such an executed counterpart of the signature page to this Agreement by facsimile to any other party shall thereafter also promptly deliver a manually executed counterpart of this Agreement to such other party, provided
                                                                     --------
that the failure to deliver such manually executed counterpart shall not affect the validity, enforceability, or binding effect of this Agreement.

     IN WITNESS WHEREOF, the Parties have executed this agreement on the day and year first above written.

SELLER:                             PURCHASER:

GENROCO, INC.,                      GREENFIELD COMMERCIAL CREDIT, L.L.C.,
a Wisconsin corporation             a Michigan limited liability corporation

By:/s/ Carl A. Pick                 By:
   ------------------------------      ---------------------------------
                                          Edward P. Lewan
Its:                                Its:  Loan Officer